SUPPLEMENTARY AGREEMENT

This SUPPLEMENTARY AGREEMENT (this “Agreement”) is made and entered into effective as of January 20, 2006 (the “Effective Date”) with reference to original agreement dated on November 2, 2004 (the “Original”), as amended by the supplementary agreement dated June 22, 2005 (the “Amendment”) by and between New Dragon Asia Corp., a Florida corporation (the “Company”) and Peter Mak, an individual (“Executive” and, together with the Company, the “Parties”).

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the Parties hereto agree to the supplementary clauses as follows:

1.  Term. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, for a term extending until December 31, 2008 (the “Term”) amending such term as reference to the clause No. 1 of the Original and subsequently amended by clause 1 of the Amendment.

2.  Stock Options. As of the Effective Date of this Agreement, the Company hereby grants to Executive the right to purchase additional 2,000,000 shares of the Common Stock at an exercise price of US$1.60 (the “Options”). The term of the Options is for a period of six years. The Options granted hereunder shall be fully vested and immediately exercisable according to the terms hereof at such times and under such conditions set forth in Exhibit A hereto.

3.  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the People’s Republic of China.

4.  Notices. Any notice required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided and addressed as follows:
If to the Company:	New Dragon Asia Corp. Suite 2808, International Chamber of Commerce Tower Fuhua Three Road, Shenzhen, PRC, 518048 Telephone: 86-755-8831-2115
With a copy to:	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-0037 Attention: Mitchell S. Nussbaum Telephone: (212) 407-4159 Fax: (212) 407-4990
If to Executive:	Peter Mak Flat A, 17/F, Block 1 East Ocean Garden Shenzhen, PRC Telephone: 86-1382 3680 228

5.  Counterparts. This Agreement may be executed in two counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.  Version. The English version of this Agreement is the translation of Chinese version. Should there be any discrepancy between both versions, the Chinese version shall prevail.

IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Agreement as of the date and year first above written.

NEW DRAGON ASIA CORPORATION

By: /s/ Heng Jing LU
Name: Heng Jing LU
Title: Chairman

/s/ Peter Mak
Peter Mak, an individual

EXHIBIT A

NON-QUALIFIED STOCK OPTION TERMS

Pursuant to the Supplementary Agreement, New Dragon Asia Corporation (the “Company”) has granted the Executive a stock option (“Option”) to purchase 2,000,000 shares of the Company’s “Common Stock.” The Option shall be subject by the following terms and conditions:

1.  Grant Date. The “Grant Date” shall be January 20, 2006.

2.  Exercise Price. The “Exercise Price” shall be $1.60 in United States currency subject to adjustment under Sections 9 and 10 of this Exhibit A.

3.  Vesting. Subject to the limitations contained herein, the Option shall be fully vested as of the date the Option is approved by the shareholders pursuant to Section 11 of this Exhibit A.

4.  Method of Payment. The consideration to be paid for the shares to be issued upon exercise of the Option, may consist of (1) cash, (2) check, (3) with the consent of the Board or Directors of the Company (“Board”) and to the extent consistent with Applicable Laws, a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Internal Revenue Code) and payable upon such terms as may be prescribed by the Board, (4) other Company shares which (x) in the case of shares acquired from the Company, have been owned by the Executive for more than six (6) months on the date of surrender, and (y) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which such Option shall be exercised, (5) surrendered Shares then issuable upon exercise of the Option having a fair market value on the date of exercise equal to the aggregate exercise price of the Option or exercised portion thereof, (6) property of any kind which constitutes good and valuable consideration, (7) to the extent consistent with applicable laws, delivery of a notice that the Executive has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Options and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (8) any combination of the foregoing methods of payment.

5.   Securities Law Compliance. Notwithstanding anything to the contrary contained herein, the Option may not be exercised unless the shares of Common Stock issuable upon such exercise are then registered under applicable securities laws or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of applicable securities laws. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and may not be exercised if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6.  Term. Subject to the provisions of this Exhibit A, the Option may be exercised for whole shares of Common Stock at any time after vesting and prior to the earliest to occur of:

6.1  three (3) months after the termination of the Executive’s employment for any reason other than death or Disability;

6.2  twelve (12) months after the Executive’s termination of employment due to Disability or death;

6.3  six (6) years from the Grant Date.

Notwithstanding the foregoing, if the exercise of the Option is prevented within the applicable time periods set forth in Sections 6(a) or (b) is prevented for any reason, your Option shall not expire before the date that is thirty (30) days after the date that you are notified by the Company that the Option is again exercisable, but in any event no later than the “Expiration Date” indicated in Section 6(c).

7.  Exercise Procedures. The Option may be exercised after vesting and during its term by delivering of a “Notice of Exercise” (in a form designated by the Company) together with the Exercise Price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then reasonably require. By exercising the Option, the Executive agrees that, as a condition of exercise, the Company may require the Executive to enter into an arrangement providing for the payment to the Company of any tax withholding obligation of the Company arising by reason of exercise of your Option or other applicable events.

8.  Limitations on Transfer of Options. The Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during the Executive’s life only by the Executive. By delivering written notice to the Company, in a form satisfactory to the Company, the Executive may designate a third party who, in the event of the Executive’s death, shall thereafter be entitled to exercise the Option.

9.  Subdivision or Consolidation. Subject to any required action by shareholders of the Company, the number of shares of Common Stock covered by the Option SAR, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares, including, but not limited to, a stock split, reverse stock split, recapitalization, continuation or reclassification, or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company. Any fraction of a share subject to the Option that would otherwise result from an adjustment pursuant to this Section shall be rounded upward to the next full number of shares without other compensation or consideration to the Executive

10.  Capital Transactions. Upon a sale or exchange of all or substantially all of the assets of the Company, a merger or consolidation in which the Company is not the surviving corporation, a merger, reorganization or consolidation in which the Company is the surviving corporation and shareholders of the Company exchange their stock for securities or property, a liquidation of the Company or similar transaction, the Board, in its sole discretion, is hereby authorized to take any one or more of the following actions it determines is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company with respect to the Option or to facilitate such transaction or event:

(a)  To provide for either the purchase of any the Option for an amount of cash equal to the amount that could have been obtained upon the exercise of such Option or the replacement of such Option with other rights or property selected by the Board in its sole discretion and in compliance with applicable laws;

(b)  To provide that such Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary herein;

(c)  To provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(d)  To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to the Option and/or in the terms and conditions of (including the Exercise Price) of the Option; or

(e)  To provide that immediately upon the consummation of such event, such Option shall not be exercisable and shall terminate; provided, that for a specified period of time prior to such event, such Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary herein.

11.  Shareholder Approval. The Supplementary Agreement including the Option and this Exhibit shall be submitted for the approval of the Company’s shareholders within twelve (12) months after the Grant Date to comply with Section 711 of the Amex Company Guide. The Option shall not vest or be exercisable prior to the time when the Plan is approved by the shareholders, and if such approval has not been obtained at the end of said twelve-month period, the Option shall thereupon be canceled and become null and void.